Exhibit 99.1

August 25, 2023

Dear Shareholder:

Your Company concluded the first half of 2023 showing continued improvement in core bank earnings with a strong liquidity position. Uwharrie Capital Corp and its subsidiaries reported total assets of $1.03 billion at June 30, 2023, an increase of 4.3% over the $991 million reported for June 30, 2022. We are not putting all of our assets in one category; we are fortunate that we have good deposit and loan growth in our local markets. In banking, that is typically referred to as “core” deposits and loans and considered much lower risk than purchased funding and assets. More importantly, we continue to grow our family of customers and shareholders who share our beliefs and values in building a community-focused institution that can help secure our future.

Although rates have risen sharply over the past 12-18 months, the economy in our region has remained resilient, leading to stronger demand for loans. The loan portfolio experienced growth of $63 million for the period ended June 30, 2023, as compared to the same period for 2022. Annualized, this represents a 13.3% growth rate in the loan portfolio. Our credit standards have not waivered, and we remain diligent in the management of credit risk of our loan portfolio.

Net income for the first six months of 2023 was $4.2 million, as compared to $2.5 million for the same six-month period in 2022. This equates to $3.9 million in net income available to common shareholders, or $0.55 per share, compared to $2.2 million in net income available to common shareholders, or $0.31 per share, that we reported in 2022 for the same period. The key driver of the improvement in earnings year-over-year is directly attributable to the increase in margins as a result of the rising interest rate environment, along with growth in the volume of loans.

When making important financial decisions, customers desire high-touch; therefore, we continue to invest in our people as well as technology that will provide conveniences and efficiencies in a purposeful manner. With this, we continue to build our brand and reputation that allows us to serve markets outside of our traditional geographic footprint.

We are grateful for a strong start to 2023. As we navigate the current economic environment and grow our technology platform to meet the ever-changing needs of the consumer, we continue to focus on our founding purpose: creation of a community-based institution. We remain committed to improving financial literacy and creating capital to build strong “Main Street” economies; thereby, improving the overall return to all of our stakeholders. Please remember to invite your friends and business associates to come join us in making a difference as we go about building great communities.

God bless you and your families.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to signiﬁcant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	June 30,	June 30,
(Amounts in thousands except share and per share data)	2023	2022

Assets
Cash and due from banks	$10,608	$5,244
Interest-earning deposits with banks	83,245	117,112
Securities available for sale	324,484	315,101
Securities held to maturity (fair value $25,812 and $28,396, respectively)	29,191	30,381
Less: allowance for credit losses on securities held to maturity	(65)	-
Equity securities, at fair value	303	327
Loans held for sale	3,297	13,261
Loans held for investment	534,364	461,091
Less: allowance for credit losses on loans	(4,713)	(4,194)
Net loans held for investment	529,651	456,897
Premises and equipment, net	15,206	15,728
Interest receivable	3,712	2,656
Restricted stock	1,468	1,428
Bank-owned life insurance	7,721	9,125
Deferred income tax benefit	10,593	-
Loan servicing assets	4,615	5,137
Other assets	9,934	18,601
Total assets	$1,033,963	$990,998

Liabilities
Deposits:
Demand, noninterest-bearing	$277,685	$288,887
Interest checking and money market accounts	426,997	444,529
Savings accounts	98,118	112,846
Time deposits, $250,000 and over	55,873	16,900
Other time deposits	91,597	46,968
Total deposits	950,270	910,130
Short-term borrowed funds	932	1,132
Long-term debt	29,066	29,569
Other liabilities	12,135	10,982
Total liabilities	992,403	951,813

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,057,847 and 6,930,717, respectively.
Book value per share $4.38 in 2023 and $4.02 in 2022 (1)	8,823	8,664
Additional paid-in capital	12,521	11,814
Undivided profits	39,012	32,754
Accumulated other comprehensive loss	(29,451)	(24,702)
Total Uwharrie Capital Corp shareholders' equity	30,905	28,530
Noncontrolling interest	10,655	10,655
Total shareholders' equity	41,560	39,185
Total liabilities and shareholders' equity	$1,033,963	$990,998

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2.5% stock dividend in 2022.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands except share and per share data)	2023	2022	2023	2022

Interest Income
Interest and fees on loans	$6,989	$5,297	$13,356	$10,404
Interest on investment securities	2,951	1,603	5,818	2,981
Interest-earning deposits with banks and federal funds sold	1,181	247	2,251	287
Total interest income	11,121	7,147	21,425	13,672

Interest Expense
Interest paid on deposits	2,712	213	4,828	390
Interest paid on borrowed funds	342	337	685	674
Total interest expense	3,054	550	5,513	1,064

Net Interest Income	8,067	6,597	15,912	12,608
Provision for (recovery of) credit losses	102	(13)	386	105
Net interest income after provision for (recovery of) credit losses	7,965	6,610	15,526	12,503

Noninterest Income
Service charges on deposit accounts	264	261	513	504
Interchange and card transaction fees	315	303	619	541
Other service fees and commissions	822	801	1,711	1,702
Gain (loss) on sale of securities	9	-	(42)	(91)
Realized/unrealized gain (loss) on equity securities	(23)	(56)	11	(65)
Income from mortgage banking	891	1,172	1,585	2,439
Other income (loss)	408	(229)	271	(149)
Total noninterest income	2,686	2,252	4,668	4,881

Noninterest Expense
Salaries and employee benefits	4,932	4,912	9,676	9,928
Occupancy expense	432	427	885	852
Equipment expense	195	193	383	381
Data processing	204	194	408	406
Loan costs	105	95	198	264
Professional fees and services	179	204	437	416
Marketing and donations	342	205	724	539
Software amortization and maintenance	296	308	603	619
Other operating expenses	1,164	332	1,653	1,018
Total noninterest expense	7,849	6,870	14,967	14,423

Income before income taxes	2,802	1,992	5,227	2,961
Provision for income taxes	579	310	1,050	478
Net Income	$2,223	$1,682	$4,177	$2,483

Consolidated net income	$2,223	$1,682	$4,177	$2,483
Less: net income attributable to noncontrolling interest	(141)	(141)	(280)	(280)
Net income attributable to Uwharrie Capital Corp and common shareholders	$2,082	$1,541	$3,897	$2,203
Net Income Per Common Share (1)
Basic	$0.29	$0.22	$0.55	$0.31
Assuming dilution	$0.29	$0.22	$0.55	$0.31
Weighted Average Common Shares Outstanding (1)
Basic	7,073,689	7,103,985	7,074,403	7,114,812
Assuming dilution	7,073,689	7,103,985	7,074,403	7,114,812